CONSENT OF
BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

To the Board of Directors
Ireland Inc.

We hereby consent to the incorporation by reference from the Annual Report on Form 10-K for the year ended December 31, 2010, in the registration statement No. 333-171668 on Form S-8 of Ireland Inc. (An Exploration Stage Company), of our report dated March 30, 2011, with respect to the consolidated balance sheets of Ireland Inc. (An Exploration Stage Company), as of December 31, 2010 and 2009, and the related consolidated statements of operations, including inception cumulative data prospectively from February 20, 2001, cash flows, and stockholders’ equity for the years ended December 31, 2010 and 2009, listed in the accompanying index.

BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

Bakersfield, California
March 30, 2011